Exhibit 4.4

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PERFICIENT, INC.

The undersigned, being the Chief Executive Officer of Perficient, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the corporation is Perficient, Inc.

2.	The original Certificate of Incorporation of Perficient, Inc. was filed with the Delaware Secretary of State on May 3, 1999.

3.	The Certificate of Incorporation of Perficient, Inc. is hereby amended by striking Article V., paragraph A. in its entirety and by substituting in lieu thereof the following:

“A. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 58,000,000 divided into (i) 50,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (ii) 8,000,000 shares of which shall be Preferred Stock, par value $0.001 per share.”

4.
This Certificate of Amendment to Certificate of Incorporation was duly adopted by the directors and stockholders of Perficient, Inc. in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of Perficient, Inc., does hereby declare and certify that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment to Certificate of Incorporation this 21st day of November, 2005.

PERFICIENT, INC.

By:	/s/ John T. McDonald
John T. McDonald
Chief Executive Officer